Exhibit 2.1

ASSET PURCHASE AGREEMENT

 This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of April, 2002, by and among Party City Corporation, a Delaware corporation, having its principal offices located at 400 Commons Way, Rockaway, New Jersey 07866 (“Purchaser”), and Paper Warehouse, Inc., a Minnesota corporation, having its principal offices located at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426 (“Seller”).

RECITALS

WHEREAS, Seller is engaged in the business of supplying to the consumer public certain retail party, holiday and paper goods, supplies and related products and accessories (such business, as conducted on or exclusively in connection with the Premises (as defined herein) referred to herein as the “Business”); and

WHEREAS, Seller desires to sell, convey and assign to Purchaser, and Purchaser desires to purchase, assume and acquire, certain assets and liabilities of Seller located at or used in the operation of the thirteen (13) stores set forth on Exhibit A attached hereto (such stores collectively, the “Premises”), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I

Acquisition of Assets

Section 1.1.            Assets to be Conveyed.  On the terms and subject to the conditions set forth in this Agreement and in the Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit B attached hereto (the “Bill of Sale”), on the Closing Date (as defined herein), Seller shall convey, transfer, assign, sell and deliver to Purchaser, free and clear of any Liens (as defined in Section 5.7 hereof), and Purchaser shall acquire, accept and purchase, all right, title and interest in and to those certain assets of Seller described below (collectively, the “Assets”):

(a)           All Inventory (as defined herein), together with any miscellaneous office supplies, packing and maintenance materials and other similar items of Seller on the Premises or placed in storage by Seller relating to or used by Seller in the conduct of the Business, including, but not limited to, those items set forth on Schedule 1.1(a); provided, however, that the foregoing shall not include any Excluded Inventory (as defined herein).

(b)           All (i) finished goods or services relating to any of the Premises for which payment has been made but which are not in Inventory, or otherwise tendered to the Business, to the extent such goods or services are intended to be utilized by Seller in the conduct of the Business, as set forth on Schedule 1.1(b)(i) (the “Prepaid Items”) and (ii) deposits made by customers of the Business for products ordered but not delivered before the Closing Date as set forth on Schedule 1.1(b)(ii) (the “Customer Deposits”).

(c)           Seller’s right, title and interest in and to all real property leases with respect to the Premises, including, but not limited to, all subleases, subordination, non-disturbance and attornment agreements and other agreements and instruments affecting rights in the Premises (collectively, the “Leases”), and easements (and rights-of-way relating exclusively to such property) relating exclusively to the Business.  Schedule 1.1(c) contains a list of (i) all Leases, together with the location of, and the contracts or leases concerning, the storage facilities utilized exclusively by Seller in the operation of the Business and (ii) any deposits paid by Seller thereunder.

(d)           Subject to Section 2.4(b), all equipment, furnishings, fixtures and improvements located upon or attached or used exclusively in connection with the operation of the Business and all other items of tangible personal property owned by Seller and used exclusively in the conduct of the Business (the “Fixed Assets”), including those set forth on Schedule 1.1(d) attached hereto, provided that “Fixed Assets” shall not include any registers, computers systems, vehicles or signs.

(e)           The Lease deposits in the aggregate amount of $38,571.44, less the amount of any such Lease deposit that is represented by a letter of credit on the Closing Date, which aggregate amount, as so reduced, shall be added to the Purchase Price (as defined herein).

(f)            The contracts of Seller set forth on Schedule 1.1(f) attached hereto (collectively, the “Assigned Contracts”).

Section 1.2.            Excluded Assets.  Seller is not hereby selling, and Purchaser is not hereby purchasing, any of the following assets, all of which shall be retained by Seller (the “Excluded Assets”):

(a)           Cash, Cash Equivalents and Vendor Credits. Except for the Customer Deposits and the Lease deposits, any: (i) cash on hand, deposits in banks, cash equivalents, investment securities and deposits existing of whatever nature (i.e., utility deposits, etc.) on the Closing Date, (ii) all accounts and notes receivable payable to Seller for goods or services sold by Seller prior to the Closing Date in connection with the operation of the Business and existing on the Closing Date, and (iii) Vendor Credits (as defined below) owed to Seller which accrue prior to the Closing Date. “Vendor Credit(s)” are payments due to Seller from Seller’s “vendors” in the form of credits to the respective account which Seller has with such vendor which accrue prior to the Closing Date. Purchaser hereby waives all right, interest and claims in and to all Vendor Credits which accrue prior to the Closing Date.

(b)           Government Refunds.  Any and all claims for refunds of Taxes relating to periods prior to the Closing Date or other refunds of monies paid by Seller to any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States or any foreign government, including the employees or agents thereof (each, a “Governmental Authority”).  As used herein, “Taxes” shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not.

(c)           Prepaid Taxes and Assessments.  Schedule 1.2(c) attached hereto sets forth all prepaid real estate taxes, assessments and service fees which relate to the Business for which Purchaser will receive service or benefit by its use of the Premises or its operation of the Business. Such prepaid amounts shall be prorated by Seller as of the Closing Date (except for the real estate taxes and common area maintenance fees described in clause (i) of Section 1.4 hereof, which shall be prorated as of January 1, 2002) and any such amounts not relating to periods prior to the Closing shall be paid to Seller by Purchaser upon the Closing Date, with all necessary adjustments, if any, thereto being made on the first Business Day ninety (90) calendar days after the Closing (the “Settlement Date”).  A “Business Day” is any day other than a Saturday, Sunday or holiday on which banks in New York City, New York are authorized to close.

(d)           Consideration Received Hereunder. The consideration payable to Seller pursuant to the provisions of this Agreement.

(e)           Excluded Inventory.  All Excluded Inventory.

Section 1.3.            Allocation of Charges.  Schedule 1.3 attached hereto sets forth all charges with respect to rent and utilities.  Such charges shall be allocated between Purchaser and Seller, and such apportionment will be paid to the party owed therefor upon the Closing Date, with Seller bearing such charges that accrue on or before the Closing Date and Purchaser bearing such charges that accrue thereafter.  If Purchaser and Seller shall be unable to resolve any dispute with respect to the allocation of certain charges and expenses under this Section 1.3 within ten (10) Business Days after delivery by either Seller or Purchaser of its written objection in connection therewith to the other, such dispute shall be submitted (at the expense of the party hereto making such objection) to a nationally reputable certified public accounting firm reasonably acceptable to both parties.  The decision of such accounting firm with respect to any such dispute shall be conclusive and binding upon the parties hereto.

Section 1.4.            Assumed Liabilities.  On the Closing Date, Purchaser will assume the Assumed Liabilities.  For purposes hereof, “Assumed Liabilities” shall mean only the following liabilities: (i) all obligations under the Assigned Contracts set forth on Schedule 1.1 (f) attached hereto and the Leases that are listed on Schedule 1.1(c) attached hereto, in each case, solely to the extent arising after the Closing Date, together with all real estate taxes and common area maintenance fees payable under the terms of such Leases, in each case solely to the extent such taxes and fees relate to periods from and after January 1, 2002 and (ii) all obligations to customers of Seller secured by Customer Deposits.

Section 1.5.            Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser shall not be obligated pursuant to this Agreement or otherwise to assume and is not and will not be liable for, any liabilities, obligations or commitments of Seller or any subsidiary of Seller of any nature whatsoever, including, but not limited to, (i) any liabilities or obligations pursuant to the Assigned Contracts and the Leases which relate to any period on or prior to the Closing Date (including, without limitation, (A) any liability or obligation for any breach of any term of any such Assigned Contract or Lease existing on or prior to the Closing Date, (B) any obligation to pay any landlord or other third party any portion of the consideration hereunder or (C) any obligation to make any payment to any landlord or other third party as consideration for consenting to or otherwise permitting the assignment of any Assigned Contract or the assignment or sublease of any Lease hereunder), (ii) any liabilities, obligations or commitments not related to the Premises or the Business, (iii) any debt for borrowed money of Seller or any portion thereof, (iv) any liability with respect to any Taxes, including, but not limited to, all foreign, federal, state or local taxes (of any nature, including, but not limited to, sales, income and unemployment taxes) of Seller or any person for whom Seller may be liable for the payment of any Taxes, or, any real or personal property taxes or assessments, permit or license fees, or utility charges or any similar taxes, assessments, fees or charges on or against the Assets or the Business which relate to any period prior to the Closing Date, (v) all liabilities or expenses to be borne by Seller hereunder or under applicable law, (vi) any liability or obligation arising out of the employment by Seller, whether before or after the Closing Date, of any employee thereof and any employment agreements, whether oral or in writing, or bonus arrangements or severance payments of Seller, (vii) any liability of Seller relating to any litigation, arbitration, mediation, or any other suit, agency proceeding, audit or investigation, notice of violation or any such action which may be asserted in the future relating to, resulting from, caused by, or arising out of the ownership, operation or control of the Business or the Assets on or prior to the Closing Date, (viii) any liability or obligation arising out of the retention by Seller, whether before or after the Closing Date, of any agents or independent contractors, (ix) any liability or obligation of Seller owing to any stockholder, subsidiary or affiliate thereof, (x) any liability or obligation relating to or arising out of any breach of any Lease resulting from the consummation of the transactions contemplated hereby, (xi) any liability or obligation of Seller arising under the Worker Adjustment and Retraining Notification Act of 1988, (xiii) any liabilities or obligations under all laws, statutes, rules, regulations, ordinances and other requirements of Governmental Authorities, or judicial or administrative orders, decrees or decisions, relating to pollution or to health, safety or to the protection of the environment or natural resources (“Environmental Laws”) relating to, resulting from, caused by, or arising out of the ownership, operation or control of the Business or the Assets or any contamination that is located or existing, or that has existed, at, on or within the Premises, in each case, on or prior to the Closing Date, (xiv) all claims, suits, causes of action, consumer complaints, product liability actions and other litigation arbitration or mediation by anyone relating to any assets of or products sold by Seller or any of its subsidiaries prior to the Closing, (xv) any liabilities arising from the ownership, use or operations by the Seller or any of its subsidiaries of the Assets or the Premises or its operation of the Business, in each case, prior to the Closing Date and (xvi) any other liabilities of Seller or any of its subsidiaries arising prior to the Closing Date, whether accrued, absolute, contingent or otherwise.

Section 1.6.            Subsequent Documentation.  Seller shall, at any time and from time to time after the Closing Date, upon the reasonable request of Purchaser and at the expense of Seller, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to Purchaser or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets.  Seller hereby constitutes and appoints, effective as of the Closing Date, Purchaser, its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser or in the name of Seller, but for the benefit of Purchaser, to execute and deliver such instruments of sale, transfer, conveyance, assignment, delivery, consents, assurances, powers of attorney and other instruments and to otherwise effectuate all matters and things which may be convenient or necessary in order to carry out the purposes and intent of this Agreement.

Section 1.7.            Schedule Updates.  Seller shall update and deliver Schedules 1.1(a), 1.1(b)(ii), 1.1(c), 1.1(d), 1.2(c) and 1.3 attached hereto as of the Closing Date.  No update pursuant to this Section 1.7 shall relieve Seller of any liability for breach of any representation or warranty made as of the date hereof or as of the Closing Date.

ARTICLE II

Consideration to be Paid by Purchaser

Section 2.1.            Purchase Price to be Paid by Purchaser.  Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller contained herein, and in consideration of the sale and delivery of the Assets, Purchaser shall, on the Closing Date (as defined below):

(a)           deliver to Seller an amount in cash equal to the sum of (i) $2,300,000 less the Aggregate Leased Asset Amount (as defined below) and, if Section 2.4(b) is applicable, less the applicable “Maximum Buyout Amounts” set forth in Schedule 2.4 attached hereto, plus (ii) the Lease deposit amount payable pursuant to Section 1.1(e), plus (iii) the Closing Inventory Value (as defined below), subject to all adjustments thereto provided for herein; and

(b)           subject to Section 2.4(b), deliver the Aggregate Leased Asset Amount to the applicable lessor, or the applicable portion thereof to each applicable lessor, in each case, pursuant to Section 2.4(a) (paragraphs (a) and (b) of this Section 2.1 together, the “Purchase Price”).

In addition to all other applicable terms hereof, the Purchase Price will be paid and subject to adjustment as follows:

(c)           The Purchase Price, less the Escrowed Funds (as defined below) shall be paid by Purchaser to Seller (or, in the case of the Aggregate Leased Asset Amount, to the applicable lessor(s)) by wire transfer of immediately available funds on the Closing Date.

(d)           $300,000 (the “Escrowed Funds”) of the Purchase Price shall be placed in escrow for ninety (90) calendar days following the Closing Date to satisfy (i) any adjustments to the Purchase Price pursuant to Section 2.2(c) of this Agreement or (ii) any claims for indemnity made by Purchaser under this Agreement.  Such Escrowed Funds shall be administered in accordance with an escrow agreement substantially in the form attached as Exhibit C hereto (the “Escrow Agreement”).

Section 2.2.            Inventory Value.  (a)  No later than five (5) days after the date of this Agreement, Seller shall deliver to Purchaser a letter signed by Seller’s independent auditors describing in reasonable detail the procedures undertaken by such auditors in connection with measuring and testing the Inventory.  At least five (5) Business Days prior to the Closing, Seller shall close each of the Premises and cease all sales and transfers of Inventory thereat (the date of such closure and cessation, the “Shutdown Date”), provided that Seller may continue, from and after the Shutdown Date, to transfer Excluded Inventory to Seller’s other store locations.  As used herein, “Excluded Inventory” shall mean any Inventory in which the name of Seller or any of its subsidiaries or any tradenames under which the Seller or any of its subsidiaries operates is inscribed or otherwise attached thereto.  For purposes of Sections 2.2(b) and 2.2(c) hereof, shortly after the Shutdown Date the Inventory will be valued as of the Shutdown Date based upon a physical inventory (the cost of which shall be shared equally by Seller and Purchaser) taken of the Inventory on hand as of the Shutdown Date at each of the Premises by RGIS Inventory Specialists (“RGIS”).  Seller will make its personnel available to assist RGIS in performing such physical inventory and shall permit representatives of Purchaser to observe such physical inventory.  Upon completion thereof, Seller shall, in consultation with Purchaser and in accordance with Section 2.2(b) of this Agreement, determine the value of the following:  (i) inventory of the Business consisting of merchandise in the current assortment; (ii) inventory of the Business consisting of salable merchandise in packaway or other backroom facilities; and (iii) inventory of the Business consisting of discontinued items (the items described in Sections 2.2(a)(i), (ii) and (iii) of this Agreement shall hereinafter be referred to as the “Inventory”).  Promptly following such determination, Seller shall deliver to Purchaser written notice thereof, together with reasonable detail showing the calculations therefor.  Purchaser shall be entitled to perform sample “price testing” of the Inventory and shall promptly notify Seller of any initial disagreement with Seller’s determination.  In the event of such disagreement, the parties shall endeavor to resolve their differences promptly.

(b)           The Inventory shall be valued as of the Shutdown Date, without regard to labor or other overhead, capitalized freight costs or volume rebates, at:  (i) the lower of Seller’s actual cost (as reflected by Seller’s books and records in a manner consistent with past practice) or 70% of Seller’s retail price as of March 26, 2002, for Inventory described in Section 2.2(a)(i) hereof (other than Excluded Inventory), and (ii) 50% of Seller’s actual cost (as reflected by Seller’s books and records in a manner consistent with past practice), for Inventory described in Section 2.2(a)(ii) hereof (other than Excluded Inventory).  Inventory described in Section 2.2(a)(iii) hereof and all Excluded Inventory shall have no value.  The aggregate value of the Inventory, as determined by the parties hereto in accordance with the provisions of Section 2.2(a) hereof and this Section 2.2(b), is referred to herein as the “Closing Inventory Value”.  The determination as to whether any item of Inventory is discontinued shall be made in accordance with Seller’s inventory system regularly used by Seller in the ordinary course of its business.

(c)           Purchaser shall review Seller’s determination of the Closing Inventory Value pursuant to Section 2.2(b) hereof and, no later than twenty (20) days following the Closing Date, shall deliver written notice to Seller (the “Reconciliation Notice”) of its disagreement, if any, with such determination.  The Reconciliation Notice shall set forth Purchaser’s determination of the Closing Inventory Value, together with reasonable detail as to specific areas of disagreement.  Promptly after receipt of the Reconciliation Notice, Seller and Purchaser shall negotiate in good faith to reconcile the disagreement(s) and agree upon an amount (the

“Inventory Valuation Variance”) of the difference, if any, between the amount set forth by Purchaser in such Reconciliation Notice and the Closing Inventory Value.  If the parties hereto are unable to agree upon the Inventory Valuation Variance within thirty-five (35) days following the Closing Date the disputed issues shall be referred for resolution to Hilco Merchant Resources LLC (“HILCO”) or, if HILCO is unavailable, to such other reputable inventory valuation firm to which Seller and Purchaser mutually agree.  The determination of HILCO or such other firm with respect to such disputed issues shall be final and binding upon the parties hereto.  The cost of HILCO or such other firm incurred in connection with the resolution of such dispute shall be shared equally by Purchaser and Seller.  Within five (5) days after the date that the Inventory Valuation Variance is determined in accordance with this Section 2.2(c), Seller shall pay such Inventory Valuation Variance to Purchaser by wire transfer of immediately available funds.  Such Inventory Valuation Variance shall be deemed an adjustment to the Purchase Price hereunder.

Section 2.3.            Adjusted Payments.  Purchaser agrees that it will seek to apply the Escrowed Funds in payment for the first $150,000 of any adjustments required to be made to the Purchase Price hereunder.  In the event that any such adjustment exceeds such $150,000 or if any such Escrowed Funds are not promptly paid to Purchaser, Seller shall promptly pay to Purchaser the amount of any such excess.

Section 2.4.            Purchase of Leased Assets.   (a) Schedule 2.4 attached hereto contains a list of non-real estate Assets which are, as of the Closing Date, leased by Seller directly from the lessor thereof (the “Leased Assets”).  On the Closing Date, subject to Section 2.4(b), Purchaser shall acquire each of the Leased Assets directly from the applicable lessor thereof and shall pay such lessor all amounts required under the applicable lease documentation to so acquire such Leased Assets, provided that (i) the aggregate amount payable to a lessor under this Section 2.4(a) shall not exceed the “Maximum Buyout Amount” set forth in Schedule 2.4 attached hereto applicable to such lessor, and (ii) Seller shall have obtained all necessary consents to assign its right to purchase the Leased Assets to Purchaser and Purchaser, upon consummation of such acquisitions, shall own the Leased Assets free and clear of all Liens (other than Permitted Liens).  The aggregate amount paid by Purchaser to acquire the Leased Assets pursuant to this Section 2.4(a) (the “Aggregate Leased Asset Amount”) shall be deemed to constitute part of the Purchase Price as if such amounts had been paid to Seller.  Seller agrees to indemnify Purchaser for all costs, expenses, taxes, liabilities, obligations and losses incurred by Purchaser resulting from Purchaser’s acquisition of the Leased Assets pursuant to this Section 2.4(a), to the extent that such costs, expenses, taxes, liabilities, obligations and losses would not have been incurred had Seller acquired such Assets and then sold them to Purchaser.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event that Seller is unable to obtain all necessary consents of a lessor of any Leased Assets on or prior to the Closing Date, (i) Purchaser shall not acquire such Leased Assets (such Leased Assets, the “Excluded Leased Assets”) pursuant to Section 2.4(a) or otherwise, and the Excluded Leased Assets shall be deemed Excluded Assets for all purposes hereunder, (ii) Purchaser shall not make any payments described in Section 2.4(a) to such non-consenting lessor, (iii) the Purchase Price shall be reduced by the “Maximum Buyout Amount” set forth in Schedule 2.4 attached hereto applicable to such non-consenting lessor and (iv) Seller shall remove the Excluded Leased Assets from the Premises pursuant to its obligations under Section 8.11.

ARTICLE III

Closing Date

Section 3.1.            Closing Date.  The closing of the sale and purchase of the Assets hereunder (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on April 23, 2002 or such other time and place mutually agreed to by Seller and Purchaser (the “Closing Date”), provided that the Closing Date shall not be more than ten (10) Business Days following the Shutdown Date.

ARTICLE IV

Allocation

Section 4.1.            Allocation.  (a)  Schedule 4.1 attached hereto sets forth a schedule (the “Allocation Schedule”) of an allocation of the Purchase Price (excluding the Closing Inventory Value) among all of the Assets other than the Inventory.  The parties hereto agree not to take any position inconsistent with such allocation on any tax return filed by them on or after the date hereof.

(b)           Promptly following the date that the Closing Inventory Value is finally determined pursuant to Section 2.2(c), Purchaser shall revise the Allocation Schedule by inserting the final Closing Inventory Value and the final amount for Prepaid Items (but shall not make any other changes thereto) and shall deliver to Seller a copy of such final Allocation Schedule.

ARTICLE V

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows:

Section 5.1.            Organization; Qualification to do Business; Authorization and Validity of Agreement.  Seller is a corporation duly incorporated and validly existing and in good standing under the laws of Minnesota and Seller has the full power and authority to conduct the Business as it is now being conducted and to own and operate the properties and Assets now owned and operated by Seller in the conduct of the Business.  Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which any of the Assets are located.  The execution and delivery of this Agreement and all of the documents contemplated hereby (collectively, the “Transaction Documents”) and the performance by Seller of its obligations under the Transaction Documents have been duly authorized by all necessary corporate action, and this Agreement is a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and under general principles of equity.

Section 5.2.            No Conflict or Violation.  Except as set forth on Schedule 5.2 attached hereto, neither the execution and delivery of this Agreement nor the performance by Seller of any of its obligations hereunder nor the consummation of any of the transactions contemplated hereby will (a) violate or conflict with any contract, lease (including, but not limited to, the Leases), loan agreement, mortgage, security interest, trust indenture or other agreement or instrument to which Seller is a party or by which Seller or any of its properties, including, but not limited to, any of the Assets now being utilized in the conduct of the Business, is or may be bound; (b) violate or conflict with any provision of Seller’s Articles of Incorporation or other organizational documents or any applicable law, rule or regulation or any order or decree of any court or other agency of government; (c) be prevented, limited by or be in conflict with or result in a breach of or default under any indenture, agreement or other instrument to which Seller is a party or by which Seller or any of its property (including, but not limited to, the Assets) now utilized in the conduct of the Business is bound; (d) result in the creation or imposition of any Lien of any nature on the Assets; or (e) result in the cancellation, modification, revocation or suspension of any of the Permits attached hereto.  As used herein, “Permit” shall mean any license, permit, franchise, authorization, certificate, registration, qualification and approval issued or granted to Seller or any subsidiary of Seller with respect to the Business or the Assets by any Governmental Authority, and all pending applications therefor.

Section 5.3.            No Consent.  No consent, approval or authorization of, designation, declaration or filing with, any Governmental Authority on the part of Seller is required as a condition to the valid execution and delivery of this Agreement by Seller or the sale of the Assets pursuant to this Agreement, except for such as (a) have been duly made or obtained and (b) set forth on Schedule 5.3 attached hereto.  No approval of the holders of any class of capital stock of the Seller is required to consummate the transactions contemplated under this Agreement.

Section 5.4.            Financial Statements.  The audited financial statements of Seller for Seller’s fiscal years ended February 2, 2001, January 28, 2000 and January 29, 1999, respectively, and set forth in Seller’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2001, and the unaudited financial statements for Seller’s fiscal quarter ended November 2, 2001 (collectively, the “Financial Statements”) are complete and correct, fairly present the consolidated financial position of Seller and the results of its operations as of the respective dates and for the periods indicated thereon in accordance with United States generally accepted accounting principles (“GAAP”) as in effect on the date on which the Financial Statements or any calculation to which they refer relates, applied on a consistent basis throughout the periods covered thereby, except, with respect to the interim Financial Statements, for the absence of footnotes and subject to year-end adjustments.

Section 5.5.            Taxes.  Except as set forth in Schedule 5.5 attached hereto, all tax returns required to be filed before the Closing Date in respect of Seller relating to the Assets have been (or will have been by the Closing Date) filed, and Seller has (or will have by the Closing Date) paid accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed.  All Taxes of Seller relating to the Assets have been paid or adequately provided for and Seller knows of no proposed additional tax assessment against it relating to the Assets.  In addition, (i) Seller has withheld and paid all Taxes required to be withheld and paid with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, (ii) none of the Assets is subject to any Lien, with respect to Taxes, other than for Taxes not yet due and payable, and (iii) none of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”).  All necessary certificates of clearance, good standing, or no tax due from all applicable taxing entities (which tax certificates were issued no earlier than August 1, 2001) are attached hereto as Schedule 5.5 and such certificates are true and correct.

Section 5.6.            Adverse Developments.  (a)  Except as set forth on Schedule 5.6 attached hereto, since February 2, 2001, there has not been

(i)            any material adverse change in the business, operation, properties, assets, condition (financial or other) or prospects of the Business, or any event that has had or is reasonably likely to have a material adverse effect on the Business or on Seller’s ability to satisfy the indemnification obligations under Article XII hereof; or

(ii)           any material loss, damage, destruction or other casualty to the Assets (whether or not insurance awards have been received or guaranteed).

(b)           Since February 2, 2001, Seller has operated the Business in the ordinary course of business and consistent with past practice and, except as set forth on Schedule 5.6 attached hereto, has not:

(i)            mortgaged, pledged or subjected to any Lien any of the Assets, except for mechanics’ liens and Liens for taxes, in each case, not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Assets;

(ii)           defaulted on any material obligation relating to the operations of the Business;

(iii)          entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business and consistent with past practice; or

(iv)          entered into any agreement or made any commitment to do any of the foregoing.

Section 5.7.            Title to Assets.  Except as set forth on Schedule 5.7 attached hereto, Seller has the sole and exclusive right, good and marketable title and interest in and to all of the Assets, free and clear of all of liens (statutory or other), security agreements, options, claims, restrictions, encroachments, defects in title, easements, pledges, mortgages, conditional agreements, charges or encumbrances of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.  As used herein, “Permitted Liens” means Liens for Taxes that either are not yet due, and materialmen’s, landlord’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other similar Liens arising in the ordinary course of business for amounts that are not yet due and payable.  No subsidiary of Seller has any right, title or interest in any Asset, and each of the Schedules referenced in Section 1.1 hereof (as such Schedules may be updated in accordance with Section 1.7 hereof) is true, correct and complete in all respects.  All of the tangible Assets used or useful in the Business are in good operating condition and repair, and free from all material defects, subject only to normal wear and tear.  As of the Closing Date, no financing statement pursuant to the applicable uniform commercial code of the state at issue with respect to any Asset has been filed in any jurisdiction and Seller has not signed any such financing statement or security agreement authorizing such a filing, in each case, other than (i) security agreements and financing statements executed by Seller in connection with its previous senior credit facility with Richfield Bank & Trust (all of the Liens created pursuant to such security agreements or recorded pursuant to such financing statements having been, in each case, fully released) or (ii) as set forth on Schedule 5.7 attached hereto.

Section 5.8.            Real Property.

(a)           True, complete and accurate copies of the Leases have been delivered to Purchaser (except for the documents listed in the March 20, 2002 correspondence referred to in Schedule 5.8(a) attached hereto, provided that all material documents listed in such correspondence shall have been delivered to Purchaser prior to the Closing Date), and each of the Leases is in full force and effect without modification or amendment from the form delivered.  No option has been exercised under any such Leases, except options the exercise of which has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser with the corresponding Lease.  Except as set forth on Schedule 5.8(a) attached hereto, no sublease exists with respect to any Lease and Seller is in possession of each of the Premises.  Seller has not mortgaged any of its interest in any Lease to any third party.  Except as identified on Schedule 5.8(a) attached hereto, the transfer of the Leases to Purchaser does not require the consent or approval of the other party to the Lease or any of Seller’s creditors or lenders.  None of the parties to the Leases is in material default under any of the Leases, and no material amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Leases, and no event has occurred which with the passage of time or the giving of notice, or both would constitute a material default thereunder.  Seller has not received any written notice of any default under any Lease.  To the knowledge of Seller, no Lease or memorandum of lease with respect to any Lease has been filed or recorded with any Governmental Authority.

(b)           The covenants, easements or rights-of-way affecting the Leases do not with respect to each Lease materially impair Seller’s ability to use any property subject to such Leases in the operation of the Business as presently conducted.  Seller has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the property subject to such Leases, except as would not materially impair Seller’s ability to use any such leased property in the operation of the Business as presently conducted.  Except as set forth on Schedule 5.8(b) attached hereto, all initial construction required to be done by the landlord or tenant under each Lease has been completed.

Section 5.9.            Power of Attorney.  Except as set forth in Schedule 5.9 attached hereto, Seller has not given any irrevocable power of attorney to any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Governmental Authority for any purpose whatsoever which relates to the Assets or the Business and each such power of attorney so listed on Schedule 5.9 attached hereto will terminate upon or prior to the Closing.

Section 5.10.          Compliance with Laws.  Except as set forth on Schedule 5.10 attached hereto, the operations of the Business have been conducted in accordance with all applicable laws, statutes, rules, regulations, orders and other requirements of all courts and other Governmental Authorities.  Except as set forth on Schedule 5.10 attached hereto, neither Seller nor any of its subsidiaries has received notice of any violation of any such law, regulation, order or other legal requirement, and neither Seller nor any of its subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental Authority or arbitrator, domestic or foreign, applicable to the Business or any of the Assets.  Seller does not have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by the Transaction Documents or all or part of the Business or the Assets.

Section 5.11.          Litigation.  There is no suit, action, claim, legal or administrative, arbitration, or other proceeding or governmental investigation pending or threatened against Seller or any of its Subsidiaries which would materially and adversely affect the conduct of the Business, or the Assets, or the transactions contemplated hereby.

Section 5.12.          Environmental Matters.  Seller has obtained, maintained in effect and is in compliance with all Permits required under all Environmental Laws and is and has in the past been in compliance with all Environmental Laws.  Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any person (governmental or other) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Laws, nor has the Seller received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of such Act or any analogous state or local statute, rule or regulation to any governmental agency with respect to any of its assets, in each case, to the extent relating to the Business or the Assets.  No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law, “Hazardous Materials”) has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Assets or any surface waters or groundwaters thereon or thereunder, except for minor amounts thereof which have been stored, used and disposed of in compliance with all applicable Environmental Laws and which would not be reasonably likely to result in any violations, liabilities or obligations under Environmental Laws.  Seller does not own or operate, and has never owned or operated, and none of the Assets contains, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. § 6991 et seq., or a surface impoundment, lagoon, landfill, PCB containing electrical equipment, or asbestos containing materials.  There is no litigation or other proceeding or investigation pending, or to the best knowledge of Seller, threatened against the Business or the Assets under any Environmental Laws or relating to health, safety, or Hazardous Materials, and Seller does not know of any basis for such litigation, proceeding or investigation.  Seller has not received any notice of violation or potential liability under any Environmental Laws or any complaint with respect to any environmental condition at any of the Premises.  Seller has not entered into any agreement pursuant to which Seller has assumed the liability of any other person under Environmental Laws with respect to the Business.  Seller has provided to Purchaser complete and accurate copies of all written reports of any and all environmental audits, evaluations, assessments, studies, investigations, tests, monitoring, and surveys relating to or affecting any of the Business or the Assets.  None of the Premises or the Business is subject to any capital expenditures to maintain or achieve compliance with applicable Environmental Laws.

Section 5.13.          Inventory.  Except for discontinued items, the finished goods inventory purchased by Purchaser hereunder is of a quality that is usable and saleable in the normal course of business.

Section 5.14.          Fixed Assets.  Schedule 1.1(d) attached hereto constitutes a true and complete list of all Fixed Assets (including, without limitation, Fixed Assets ordered by Seller but not yet delivered) owned by Seller or with respect to which Seller may have ownership rights and which relate to the Business, and the Fixed Assets are in good operating condition, subject to ordinary wear and tear, are free from any material defect, and are located upon the Premises.  Except as set forth on Schedule 1.1(d) or Schedule 5.7 attached hereto, Seller has good title, free and clear of all title defects and objections, Liens (other than the Lien of current property taxes and assessments not in default, if any) to the Fixed Assets owned by it, except for sales and dispositions in the ordinary course of business since such date.  None of the title defects, objections or Liens (if any) listed on such Schedule 1.1(d) or Schedule 5.7 adversely affects the value of any of the Fixed Assets or interferes with their use in the conduct of the Business.  Except as set forth on Schedule 1.1(d) or Schedule 5.7 attached hereto, Seller has good and transferable leaseholds in all of the Fixed Assets leased by it, in each case under valid and enforceable leases.  Seller is not in default with respect to any Fixed Assets purported to be leased by it, and no event has occurred that constitutes or with due notice or the lapse of time or both may constitute a default under any lease thereof.

Section 5.15.          Licenses, Permits and Approvals.  Seller possesses all Permits necessary or required to own, lease and operate the Business and the Assets as now conducted.  Seller has not received any notice from any Governmental Authority as to its failure to possess or maintain a Permit necessary or required for the ownership or operation of the Assets or the Business, and all such Permits are listed on Schedule 5.15 attached hereto.  Such Schedule 5.15 contains a summary description of each such Permit and, where applicable, specifies the date issued, granted and applied for, the expiration date and the current status thereof.  Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect.  None of the operations of the Business are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted.  There are no Permits other than those set forth on Schedule 5.15 attached hereto that are material to the ownership or operation of the Business or the Assets or necessary or required for Purchaser to own the Assets and operate the Business after the Closing Date.

Section 5.16.          Contracts and Commitments.  Seller has, prior to the Closing Date, delivered to Purchaser true, accurate and complete copies of each Assigned Contract.  Each Assigned Contract is in full force and effect and neither Seller nor, to Seller’s knowledge, any other party thereto is in material default of any obligation under any such Assigned Contract.

Section 5.17.          The Premises.  The Premises are able to be used as they are presently being used and can be used in a manner necessary to conduct the Business, and the Premises are not in violation of any material law, regulation, rule, order, judgment, ordinance, zoning or other requirements imposed by any Governmental Authority, nor in violation or in obstruction of any material easements, restrictions, or rights of adjacent landholders.

Section 5.18.          Adequacy of Purchase Price.  Seller hereby acknowledges and agrees that the Purchase Price to be paid to it by Purchaser pursuant to and in accordance with this Agreement is reasonably equivalent value in exchange for the Assets.

Section 5.19.          Solvency.  Seller is not, and after giving effect to the transactions contemplated by this Agreement (including, but not limited to, the purchase and sale of the Assets) will not be, “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.

Section 5.20.          Disclosure.  No representation or warranty by Seller in this Agreement, nor any Schedule, statement or certificate furnished, or to be furnished, by or on behalf of Seller to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, or marked for identification pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in the Schedules attached hereto not misleading.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMTED TO, ANY IMPIED WARRANTY OR REPRESENTATION OF MERCHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE, BEYOND THOSE EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEEMENT, CERTIFICATE, INSTRUMENT OR OTHER DOCUMENT EXECUTED AND DELIVERED BY SELLER HEREUNDER OR THEREUNDER.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

Section 6.1.            Organization; Qualification to do Business; Authorization and Validity of Agreement.  Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Delaware, and Purchaser has the full power and authority to conduct its business as it is now being conducted and to own and operate its properties and assets now owned and operated by Purchaser in the conduct of its business.  The execution and delivery of the Transaction Documents and the performance by Purchaser of its obligations under the Transaction Documents have been duly authorized by all necessary corporate action, and this Agreement is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

Section 6.2.            No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the performance by Purchaser of any of its obligations hereunder nor the consummation of any of the transactions contemplated hereby will (a) violate or conflict with any contract, lease, loan agreement, mortgage, security interest, trust indenture or other agreement or instrument to which Purchaser is a party or by which Purchaser or any of its properties is or may be bound; (b) violate or conflict with any provision of Purchaser’s Certificate of Incorporation or other organizational documents or any applicable law, rule or regulation or any order or decree of any court or other Governmental Authority; (c) be prevented, limited by or be in conflict with or result in a breach of or default under any indenture, agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its property is bound; or (d) result in the creation or imposition of any charge, Lien or encumbrance of any nature on any assets of Purchaser.

Section 6.3.            No Consent.  No consent, approval or authorization of, designation, declaration or filing with any Governmental Authority on the part of Purchaser is required as a condition to the valid execution, delivery and performance of this Agreement by Purchaser.

Section 6.4.            Sufficient Funds. Purchaser will have access to funds sufficient to pay the Purchase Price at the Closing.

Section 6.5.            Financial Statements.  The audited financial statements of Purchaser for Purchaser’s fiscal years ended June 30, 2001, July 1, 2000 and July 3, 1999, respectively, and set forth in Purchaser’s Annual Report on Form 10-K, filed with the SEC on September 27, 2001, and the unaudited financial statements for Purchaser’s fiscal quarter ended December 29, 2001 (collectively, the “Purchaser Financial Statements”) are complete and correct, fairly present the consolidated financial position of Purchaser and the results of its operations as of the respective dates and for the periods indicated thereon in accordance with GAAP as in effect on the date on which the Purchaser Financial Statements or any calculation to which they refer relates, applied on a consistent basis throughout the periods covered thereby, except, with respect to the interim Purchaser Financial Statements, for the absence of footnotes and subject to year-end adjustments.

Section 6.6.            Taxes.  All tax returns required to be filed before the Closing Date in respect of Purchaser have been (or will have been by the Closing Date) filed, and Purchaser has (or will have by the Closing Date) paid accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed.  In addition, Purchaser has withheld and paid all Taxes required to be withheld and paid with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

Section 6.7.            Adverse Developments.  Since June 30, 2001, there has not been any material adverse change in the business, operation, properties, assets, condition (financial or other) or prospects of the Purchaser or its subsidiaries, taken as a whole, or any event that has had or is reasonably likely to have a material adverse effect on Purchaser and its subsidiaries, taken as a whole.

Section 6.8.            Compliance with Laws.  The operations of Purchaser’s business have been conducted in accordance with all applicable laws, statutes, rules, regulations, orders and other requirements of all courts and other Governmental Authorities.  Neither Purchaser nor any of its subsidiaries has received notice of any violation of any such law, regulation, order or other legal requirement, and neither Purchaser nor any of its subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental Authority or arbitrator, domestic or foreign, applicable to Purchaser’s business.  Purchaser does not have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect all or a material part of the Purchaser’s business.

Section 6.9.            Litigation.  There is no suit, action, claim, legal or administrative, arbitration, or other proceeding or governmental investigation pending or threatened against Purchaser or any of its subsidiaries which would materially and adversely affect the conduct of Purchaser’s business or the transactions contemplated hereby.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO SELLER WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE BY PURCHASER IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEEMENT, CERTIFICATE, INSTRUMENT OR OTHER DOCUMENT EXECUTED AND DELIVERED BY PURCHASER HEREUNDER OR THEREUNDER.

ARTICLE VII

Certain Covenants

Section 7.1.            Access to Information.  (a)  From the date hereof until the first anniversary of the Closing Date, Seller will give to Purchaser and to Purchaser’s consultants, counsel and other representatives reasonable access to (i) the Premises and Seller’s business operations thereat and (ii) to all of the books, contracts, commitments, reports and records of Seller, in each case only to the extent relating to the Business or the Assets, and will furnish to Purchaser all such documents, records and information as Purchaser shall from time to time reasonably request, but in each case, only to the extent the same relate to the Business or the Assets.  Seller shall consult with the officers of Purchaser on matters outside the ordinary course of business and important matters pertaining to the Business from the date of the first written request by Purchaser up to the Closing.  Seller agrees to advise Purchaser in advance of any notices to employees concerning the acquisition of the Business by Purchaser and Purchaser shall be afforded the opportunity to be on the Premises when such notices are given.

(b)           Subsequent to the Closing Date, Purchaser shall provide Seller reasonable access to the Premises to the extent necessary to enable Seller to comply with its obligations under Section 8.11 hereof.

Section 7.2.            Maintenance of Standing.  Each of Seller and Purchaser will maintain itself at all times as a corporation duly organized, validly existing, and in good standing in its state of incorporation, provided, however, that Seller shall not be obligated under this Agreement to so maintain its corporate existence after the Closing Date.

Section 7.3.            Transactions.  Until the Closing Date, Seller shall only engage in transactions and commitments affecting the Business or the Assets in the ordinary course of the Business, consistent with past practices, and such transactions and commitments as are required or contemplated by this Agreement.

Section 7.4.            Insurance.  Until the Closing Date, Seller shall carry insurance comparable to that in effect on the date of this Agreement with respect to the ownership and operation of the Assets and the Business.

Section 7.5.            Conduct of Business.  Until the Closing Date, Seller shall maintain and keep the Premises and the Fixed Assets in the same repair, working order and condition as at present, subject to normal wear and tear, and, except as expressly contemplated herein, will perform in all material respects all of its obligations under material contracts and commitments relating to or affecting the Assets or the Business.  Notwithstanding anything to the contrary contained herein, without the prior written consent of the Purchaser, between the date hereof and the Closing Date, Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

(i)            make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business and consistent with past practices;

(ii)           make any sale, assignment, transfer, abandonment or other conveyance of the Assets or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules attached hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

(iii)          subject any of the Assets, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business and consistent with past practice by operation of law and that will not, individually or in the aggregate, have a material adverse effect or interfere materially with the use, operation, enjoyment or marketability of any of the Assets;

(iv)          take any action that would cause any of the representations and warranties made by it in the Transaction Documents not to remain true and correct;

(v)           make, enter into, modify, amend in any material respect or terminate any Lease;

(vi)          adopt or amend or agree to adopt or amend any employment agreement that affects any employee related to the Business;

(vii)         increase or agree to increase the salary, bonus or other compensation paid or payable to any employee of Seller employed in connection with the Business, except for such increases or payments (A) as may be required by law or (B) pursuant to any contract entered into prior to January 1, 2002;

(viii)        modify, amend in any respect or terminate any Assigned Contract; or

(ix)           commit to do any of the foregoing.

Section 7.6.            Sale of Inventory; No Further Prepaid Items.  From and after the date hereof until the Shutdown Date, Seller shall (a) take all actions necessary to cease any replenishment of any Inventory at any of the Premises, (b) except to the extent reasonably necessary to operate the Business until the Shutdown Date, use commercially reasonable efforts to minimize the amount of Inventory at each Premises on such Shutdown Date and (c) not enter into any transaction that will result in any Prepaid Items.

Section 7.7.            Lease Buyouts.  With respect to any non-real estate Assets in which Seller or any subsidiary of Seller has only a leasehold interest, Seller shall, on or prior to the Closing Date, take all actions and pay all amounts necessary under the terms of the applicable lease in order to acquire full title to such Assets, free and clear of Liens.

Section 7.8.            Negotiations.  From and after the date hereof until the Closing Date or the date on which this Agreement is terminated, neither Seller, any of its affiliates, nor any of their respective officers or directors nor anyone acting on behalf of Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than Purchaser or its representatives) concerning any transaction involving the Business or any of the Assets outside of the ordinary course of business or any other transaction inconsistent with the transactions contemplated hereby.  Seller shall promptly communicate to Purchaser any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

Section 7.9.            Further Assurances.  Upon the terms and subject to the conditions of this Agreement, the parties hereto each will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 7.10.          Consents and Approvals.  Seller shall (i) at its cost and expense, use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and other persons required in connection with the execution, delivery and performance by it of the Transaction Documents, and (ii) diligently assist and cooperate with Purchaser in preparing and filing all documents  required to be submitted by Purchaser to any Governmental Authority in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller that counsel to Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

Section 7.11.          House Account Receivables.  Seller shall deliver to Purchaser copies of all correspondence sent by Seller from and after the date of this Agreement to any third party with whom Seller’s transaction of business generates “house account” receivables promptly after any such correspondence is sent by Seller to any such third party.

ARTICLE VIII

Certain Other Covenants and Agreements of the Parties

Seller and Purchaser hereby respectively covenant as follows:

Section 8.1.            Employee Obligations.  (a)  Purchaser shall not be obligated to offer employment to any employee of Seller as a result of or in connection with the transactions contemplated by the Transaction Documents.  Any employee of Seller who accepts the Purchaser’s offer of employment will be referred to herein as a “Transferred Employee.”  Seller will retain responsibility for salary, wages, commissions, bonuses, accrued vacation, and other employee benefits and related payroll taxes, if applicable, for all of Seller’s employees for all periods up to and including the Closing Date.  Immediately following the Closing Date, Purchaser will assume responsibility for salary, wages, commissions, bonuses, vacation, and other employee benefits and related payroll taxes, if applicable, with respect to the Transferred Employees for service provided to the Purchaser after the Closing Date.

(b)           Each Transferred Employee will be allowed to participate in the employee benefit plans (including, but not limited to, retirement, medical, dental, life insurance, disability and severance plans, as applicable) maintained by Purchaser for similarly situated employees of the Purchaser, subject to any eligibility requirements applicable to such plans (with full credit for past service with Seller for purposes of any length of service requirements, including eligibility waiting periods, vesting service periods and pre-existing condition exclusions under Purchaser’s employee benefit plans, but not for purposes of benefit accrual).  For purposes of vacation accrual and calculating severance payments under Purchaser’s plans, Purchaser will give each Transferred Employee full credit for past service with Seller, except that Purchaser may offset vacation taken by a Transferred Employee in 2002 under Seller’s vacation plan prior to Closing for purposes of calculating such Transferred Employee’s 2002 vacation accrual under Purchaser’s applicable vacation plan.  Each Transferred Employee will be allowed to enter Purchaser’s employee benefit plans for which they are eligible as stated above as soon as administratively feasible after the Closing Date under the procedures normally applied by Purchaser to similarly situated employees.

(c)           For purposes of this Section 8.1 and Section 8.2, “Seller” includes (i) any corporation with which Seller is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any entity with which Seller is under common control within the meaning of Section 414(c) of the Code; and (iii) any entity with which Seller is a member of an affiliated service group within the meaning of Section 414(m) of the Code.

Section 8.2.            Responsibility for Seller’s Benefit Plans.  The Purchaser does not assume and shall have no liability under any pension, welfare, incentive, perquisite, paid time off, severance or other employee benefit plan, policy, practice or agreement sponsored, maintained, contributed to or required to be contributed to by the Seller or to which the Seller is a party or with respect to which the Seller could have any liability (each, a “Seller Benefit Plan”).  The

Seller shall indemnify Purchaser and hold Purchaser harmless for any liability under the Seller Benefit Plans, including any claims for benefits thereunder.

Section 8.3.            List of Employees Offered Employment.  Within ten (10) Business Days after the Closing Date, Purchaser will provide to Seller a list of all former employees of Seller with respect to the Business to whom Purchaser has made an offer of employment, together with an indication as to which of such employees have accepted such offer as of the date of such list.  Such list shall also set forth the salary and fringe benefits offered to each such employee.  Seller agrees that the contents of such list shall constitute Confidential Information (as defined in Section 13.1).

Section 8.4.            Liability for Transfer Taxes.  Seller hereby agrees to be responsible for the timely payment of, and shall indemnify and hold harmless Purchaser from and against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise and other similar taxes and fees (collectively, “Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Seller shall prepare and timely file all tax returns required to be filed with respect to all Transfer Taxes, if any (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of Purchaser under applicable law. Purchaser’s preparation of any such tax returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.  Purchaser agrees to execute and deliver to Seller a resale certificate in form and substance reasonably satisfactory to Seller’s counsel.

Section 8.5.            Certificate of Tax Authorities.  Certificates of clearance, good standing, or no tax due from certain taxing entities are attached hereto as Schedule 5.5.  In the event Purchaser is subject to any claim, liability, damage or expense relating to an audit or otherwise relating to any tax liability of Seller other than any such liability relating to the Assets for periods after the Closing Date preceding the Closing Date, Seller hereby agrees to indemnify Purchaser for such amounts as described in Section 12.1 hereof.

Section 8.6.            Disclosure of Certain Liabilities.  Except for the Assumed Liabilities, Seller shall pay and discharge each liability and obligation relating to the Assets and the Business accruing prior to the Closing Date, as and when such liabilities and obligations become due.  From and after the Closing Date, Purchaser shall pay and discharge the Assumed Liabilities.

Section 8.7.            Compliance with Bulk Sales Law.  Purchaser and Seller hereby waive compliance by Purchaser and Seller with any applicable bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller hereby agrees to indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties’ failure to comply with any of such laws in respect of the transactions contemplated by this Agreement or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

Section 8.8.            Location of Assets.  All the tangible Assets being purchased hereunder or acquired are located at the Premises set forth on Schedule 1.1(c) attached hereto.

Section 8.9.            Assignment of Contracts and Warranties.  At the Closing and effective as of the Closing Date, Seller shall assign to Purchaser all its rights under the Assigned Contracts and the Leases.  Notwithstanding the foregoing, no Assigned Contract or Lease shall be assigned contrary to law or the terms of such Assigned Contract or Lease and, with respect to any Leases that cannot be assigned to Purchaser on the Closing Date, in the event that Purchaser waives the conditions set forth in Section 9.10 of this Agreement with respect to any Lease, the performance obligations of Seller thereunder shall, unless not permitted by such Lease, be deemed to be subleased or subcontracted to Purchaser until the same has been assigned.  With respect to the Assigned Contracts and the Leases, Seller shall (i) use commercially reasonable efforts to obtain all necessary consents to effect the transactions contemplated hereby, (ii) if, with respect to any Assigned Contract or Lease, any such consent described in clause (i) of this Section 8.9 is not obtained by Seller and in the event that Purchaser waives the conditions set forth in Sections 9.10 (with respect to any Lease) or 9.15 (with respect to any Assigned Contract), cooperate with Purchaser in any arrangement designed to provide to Purchaser the benefits (including the exercise of rights) under any such Assigned Contracts and Leases, including enforcement for the benefit of Purchaser (and at Purchaser’s expense) of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

Section 8.10.          Merchandise Returns.  For a period of thirty (30) days following the Closing Date, Purchaser agrees to accept the return of any Inventory sold by Seller at the Premises to any retail customer within thirty (30) days prior to the date of such return and to refund the purchase price therefor to such customer.  Following the completion of such thirty (30) day period, Purchaser shall provide Seller with written notice setting forth all items of Inventory returned to Purchaser during such period, the amounts refunded in connection with such returns and Purchaser’s determination as to the value of each item of Inventory so returned (which determination shall be based on each such item’s value as of the date of its return applying the methods set forth in Section 2.2(b)).  No later than five (5) days after receipt by Seller of such notice, Seller shall pay to Purchaser an amount equal to the aggregate excess of all amounts so refunded by Purchaser over the aggregate value of Inventory so returned.

Section 8.11.          Removal of Excluded Assets.  Except as otherwise specifically provided herein, Seller shall, at its sole expense, remove or cause to be removed, prior to, on or promptly following the Closing Date, all Excluded Inventory and all other tangible Excluded Assets.

ARTICLE IX

Conditions Precedent to Purchaser’s Obligations

The obligations of Purchaser to consummate the transactions to be performed by Purchaser in connection with the Closing are subject to the satisfaction of the following conditions:

Section 9.1.            Leases.  Seller shall have delivered to Purchaser executed originals of each Lease, together with all amendments or modifications thereto.

Section 9.2.            Due Diligence.  Purchaser shall have been afforded reasonable opportunity (including from and after the date hereof) to conduct a due diligence review to its satisfaction of the operations of Seller, the Business and Assets, and such review shall have disclosed no inconsistency with the information supplied by Seller to Purchaser pursuant to this Agreement.

Section 9.3.            Representations and Warranties, etc.  The representations and warranties of Seller set forth herein shall be accurate in all material respects on the Closing Date as if made on that date, and Seller shall have duly performed in all material respects all obligations undertaken by it herein.

Section 9.4.            Title.  Seller shall have delivered to Purchaser good, valid, and marketable title and interest in and to all of the Assets, free and clear of all Liens (other than Permitted Liens), such delivery of title or assignment, as the case may be, shall be effective to transfer, assign to and vest in Purchaser all of Seller’s right, title, and interest in and to all of the Assets.

Section 9.5.            Bill of Sale.  Seller shall have executed and delivered to Purchaser the Bill of Sale.

Section 9.6.            Governmental Approvals.  All applicable approvals of any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained and all applicable governmental pre-transaction filing and waiting period requirements of any Governmental Authority shall have been effectuated.

Section 9.7.            No Suits.  No suit, action or other proceeding or investigation shall be threatened or pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to have a material adverse effect on the value of the Assets or the Business.

Section 9.8.            Secretary’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date, signed by a duly authorized officer of Seller, substantially in the form attached hereto as Exhibit 9.8.

Section 9.9.            Officer’s Certificate.  Seller shall have delivered to Purchaser a Certificate substantially in the form of Exhibit 9.9 attached hereto, dated the Closing Date, signed by a duly authorized officer of Seller.

Section 9.10.          Consent of Landlord to Assignment or Sublease.  Seller shall have secured the consent of the landlord of each Premises, in form acceptable to Purchaser, pursuant to a Consent to Lease Assignment (“Consent to Assignment”) substantially in the form attached hereto as Exhibit 9.10.  If Seller is unable to deliver a Consent to Assignment with respect to any Lease, Seller shall have executed and delivered (with the consent of the relevant landlord if the terms of such Lease so require) a sublease agreement and a non-disturbance agreement (collectively, “Sublease Documents”), in each case, in form and substance satisfactory to Purchaser, providing for the sublease to Purchaser and the non-disturbance of Purchaser’s possession pursuant thereto of the applicable Premises, which Sublease Documents shall provide Purchaser with the same rights and with no greater obligations as, in each case, Purchaser would have received in the event that a Consent to Assignment had been delivered with respect to such Lease.

Section 9.11.          Lease Assignments and Assumptions.  Seller shall have executed and delivered to Purchaser a Lease Assignment and Assumption (or, pursuant to and in accordance with Section 9.10 hereof, Sublease Documents) with respect to each Lease, each substantially in the form attached hereto as Exhibit 9.11.

Section 9.12.          Release of Liens.  Each lender of Seller or any of its subsidiaries and each other person or entity holding a Lien on any of the Assets shall have delivered to Purchaser a release of all such Liens, in form and substance satisfactory to Purchaser.

Section 9.13.          Third Party Payments.  Seller shall have paid in full to any landlord or other third party all amounts arising under the Leases described in Section 1.5(i)(B) hereof.

Section 9.14.          Memorandum of Assignment of Leases.  With respect to any Premises for which the relevant Lease or a memorandum of lease with respect to such Lease has been filed or recorded with any Governmental Authority, Seller shall have delivered to Purchaser a memorandum of the assignment of each such Lease pursuant to this Agreement in such form as is recordable in each relevant jurisdiction.

Section 9.15.          Third Party Consents.  Seller shall have secured and delivered to Purchaser all necessary consents of third parties, including, without limitation, any such third party listed on Schedule 5.2 or 5.3 attached hereto, but excluding any lessors of Leased Assets (the failure to obtain the consents of such lessors being addressed in Section 2.4(b)), in form and substance acceptable to Purchaser, to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.16.          Escrow Agreement.  Seller shall have executed and delivered to Purchaser the Escrow Agreement.

Section 9.17.          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE X

Conditions Precedent to Seller’s Obligations

The obligations of Seller to consummate the transactions to be performed by Seller in connection with the Closing are subject to the satisfaction of the following conditions:

Section 10.1.          Representations and Warranties. etc.  The representations and warranties of Purchaser set forth herein shall be accurate in all material respects on the Closing Date to the same extent as if made on such date and Purchaser shall have duly performed all obligations undertaken by it herein.

Section 10.2.          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 10.3.          Officers’ Certificate.  Purchaser shall have delivered to Seller a Certificate substantially in the form of Exhibit 10.3 attached hereto, dated the Closing Date, signed by a duly authorized officer of Purchaser.

Section 10.4.          Secretary’s Certificate.  Purchaser shall have delivered to Seller a certificate, dated the Closing Date, signed by a duly authorized officer of Purchaser, substantially in the form attached hereto as Exhibit 10.4.

Section 10.5.          Lease Assignments and Assumptions.  Purchaser shall have executed and delivered to Seller a Lease Assignment and Assumption with respect to such Lease.

Section 10.6.          Escrow Agreement.  Purchaser shall have executed and delivered to Seller the Escrow Agreement.

Section 10.7.          Governmental Approvals.  All applicable approvals of any Governmental Authority required to be obtained by Purchaser to consummate the transactions contemplated hereby shall have been obtained and all applicable governmental pre-transaction filing and waiting period requirements of any Governmental Authority shall have been effectuated.

Section 10.8.          No Suits.  No suit, action or other proceeding or investigation shall be threatened or pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE XI

Termination

Section 11.1.          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)           by mutual consent of Seller and Purchaser;

(b)           by either Seller or Purchaser if the Closing Date shall not have occurred on or before May 1, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement shall have been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(c)           (i) by Purchaser, if there has been a material breach of any covenant or a material breach of any representation or warranty contained in this Agreement on the part of Seller; provided, however, that any such breach of a covenant or representation or warranty has not been cured within fifteen (15) days following receipt by Seller of notice hereunder of such breach; or (ii) by Seller, if there has been a material breach of any covenant or a material breach of any representation or warranty contained in this Agreement on the part of Purchaser; provided, however, that any such breach of a covenant or representation or warranty has not been cured within fifteen (15) days following receipt by Purchaser of notice hereunder of such breach.

ARTICLE XII

Indemnification

Section 12.1.          (a)  Indemnification by Seller.  Seller, in addition to all other express indemnities set forth elsewhere herein, hereby agrees to indemnify, defend and hold harmless Purchaser and each of its affiliates, directors, officers, employees, representatives and agents from and against any loss, claim, damages, liability, obligation, cost or expense, including reasonable attorneys, consultants and expert fees (collectively, “Claims”), incurred by or asserted against it in connection with or arising out of:

(i)            any breach by Seller of any representation or warranty contained herein for which Purchaser asserts a claim on or prior to the second anniversary of the Closing Date, other than any breach of any representation or warranty contained in Section 5.8 hereof;

(ii)           any breach by Seller of (A) any covenant or obligation hereunder or under any Transaction Document or (B) any representation or warranty contained in Section 5.8 hereof; or

(iii)          any Excluded Liability.

(b)           Seller Basket and Cap.  Seller’s obligation to make any payment pursuant to Section 12.1(a)(i) hereof shall arise only if the aggregate amount of all Claims by Purchaser thereunder exceeds $35,000, in which case Seller shall pay to Purchaser such amount by which such Claims exceed such $35,000 threshold; provided, however, that Seller shall not be obligated to pay to Purchaser pursuant to Section 12.1(a)(i) hereof an amount greater than $1,500,000.  For the avoidance of doubt, this Section 12.1(b) shall have no application to (A) any adjustments to the Purchase Price to be made pursuant to Section 2.2(c) hereof or (B) any Claims pursuant to Section 12.1(a)(ii), (iii), (iv).

(c)           Application of Escrowed Funds.  Purchaser agrees that, if any Escrowed Funds remain in the escrow account described in the Escrow Agreement (excluding any such Escrowed Funds set aside pending the outcome of a dispute), Purchaser will seek to first apply such Escrowed Funds in satisfaction of Seller’s indemnification obligations under this Article XII.

Section 12.2.          Notices, etc.  Promptly after receipt by Purchaser of notice of the assertion of any claim or the commencement of any action with respect to any matter referred to in Section 12.1(a) hereof, Purchaser will give written notice to Seller thereof and will thereafter keep Seller reasonably informed with respect thereto; provided that the failure of Purchaser to give prompt notice as contemplated hereby shall not relieve Seller of its obligations hereunder, except to the extent, if any, that it shall have been materially prejudiced thereby. In case any such action is brought against Purchaser, Seller shall be entitled to participate in (and, if Seller so elects to assume) the defense thereof with counsel reasonably satisfactory to Purchaser. The determination as to whether to settle any claim or litigation shall be made by Seller and Purchaser together.

Section 12.3.          Purchaser Setoff Rights.  In addition to any other rights and remedies available to Purchaser pursuant to this Article XII, Purchaser shall have the right to setoff against any amounts owed by it to Seller under this Agreement the amount of any Claim for which Purchaser is entitled to indemnification under this Agreement.  Purchaser shall provide Seller with advance written notice of its intention to exercise its rights provided in this Section 12.3.

Section 12.4.          Indemnification by Purchaser.  (a)  Purchaser hereby agrees to indemnify, defend and hold harmless Seller and each of its affiliates, directors, officers, employees, representatives and agents from and against any Claim incurred by or asserted against it in connection with or arising out of:

(i)            any breach by Purchaser of any representation or warranty contained herein for which Seller asserts a claim on or prior to the second anniversary of the Closing Date,

(ii)           any breach by Purchaser of any covenant or obligation hereunder or under any Transaction Document, and

(iii)          any Assumed Liability.

(b)           Purchaser Basket and Cap.  Purchaser’s obligation to make any payment pursuant to Section 12.4(a)(i) hereof shall arise only if the aggregate amount of all Claims by Seller thereunder exceeds $35,000, in which case Purchaser shall pay to Seller such amount by which such Claims exceed such $35,000 threshold; provided, however, that Purchaser shall not be obligated to pay to Seller pursuant to Section 12.4(a)(i) hereof an amount greater than $1,500,000.  For the avoidance of doubt, this Section 12.4(b) shall have no application to any Claims pursuant to Section 12.4(a)(ii) or (iii).

Section 12.5.          Notices, etc.  Promptly after receipt by Seller of notice of the assertion of any claim or the commencement of any action with respect to any matter referred to in Section 12.4(a), Seller shall give written notice to Purchaser thereof and will thereafter keep Purchaser reasonably informed with respect thereto; provided, that the failure of Seller to give prompt notice as contemplated hereby shall not relieve Purchaser of its obligations hereunder except to the extent, if any, that Purchaser shall have been materially prejudiced thereby. In case any such action is brought against Seller, Purchaser shall be entitled to participate in (and, if Purchaser so elects, to assume) the defense thereof with counsel reasonably satisfactory to Seller.

Section 12.6.          Seller Setoff Rights.  In addition to any other rights and remedies available to Seller pursuant to this Article XII, Seller shall have the right to setoff against any amounts owed by it to Purchaser under this Agreement the amount of any Claim for which Seller is entitled to indemnification under this Agreement.  Seller agrees to provide Purchaser with advance written notice of any claim to which any indemnity hereunder relates and its intention to exercise its rights provided in this Section 12.6.

ARTICLE XIII

Restrictive Covenant

Section 13.1.          Non-Disclosure and Non-Competition Relating to the Business.  Seller hereby covenants and agrees that:

(a)           for a period of two (2) years from and after the Closing Date, it shall not, and shall not permit any of its affiliates to, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any Confidential Information (as defined below);

(b)           for a period of two (2) years from and after the Closing Date, it shall not, and shall not permit any of its affiliates to, compete with Purchaser or Purchaser’s successors in the business of selling retail party, holiday and paper goods and related products and accessories to the consumer public in the State of Washington; or

(c)           for a period of one (1) year from and after the Closing Date, it shall not, and shall not permit any of its affiliates to, solicit any employees or customers of Purchaser in the State of Washington.

For purposes of this Agreement, the term “Confidential Information” means any information not in the public domain or not otherwise available to Seller on a non-confidential basis prior to its disclosure by Purchaser or on Purchaser’s behalf concerning any matters affecting or relating to the Business including, without limitation, any proprietary information or processes or know how for the sale or distribution of any of the products sold in connection with the Business, any portion of reports, analyses or other materials generated or used in connection with the Business or any customers, suppliers, agents, or contractors relating to the Business, the prices that Purchaser or any franchisee thereof has obtained from the sale of, or at which it sells or has sold, its products and services, or any other information concerning the Business, the manner of operations, plans, processes, or other data, without regard to whether all or any part of the foregoing matter would otherwise be deemed “confidential” or “material,” the parties hereto stipulating that as between them, the same are confidential and materially affect the effective and successful conduct of the Business and the goodwill sold hereunder; provided, however, that for the purposes hereof, Confidential Information shall not include any information that is required to be disclosed by applicable law or by legal process; provided, further, that information described in the immediately preceding proviso shall be disclosed by Seller only (i) if permitted by applicable law and to the extent reasonably practicable, after Seller gives prior written notice to Purchaser of its requirement to make any such disclosure and Purchaser has a reasonable opportunity to seek a binding protective order or to otherwise seek to obtain assurance that such information will receive confidential treatment and (ii) to the extent necessary to comply with any such law or legal process.  If any clause or provision of this Section 13.1 shall be deemed by a court of competent jurisdiction to be unenforceable, such clause or provision shall be deemed to be deleted and or modified only to the extent necessary to make it enforceable, and every other clause and provision shall continue in full force and effect. Seller hereby acknowledges and agrees that the restraints imposed upon it pursuant to this Section 13.1 are no greater than is reasonably necessary to preserve and protect the assets and legitimate business interests of

Purchaser and that such restraints will not impose undue hardship on it, and that a violation of this Section 13.1 by it would irreparably injure Purchaser. Accordingly, Purchaser may, in addition to pursuing its other remedies (including damages and reasonable attorneys’ fees) available at law or in equity, obtain an injunction from any court having jurisdiction over the matter asserted against Seller for any such violation, and no bond or other security shall be required in connection with such injunction.

Section 13.2.          Non-Disclosure Relating to the Seller.  Purchaser hereby covenants and agrees that, for a period of two (2) years from and after the Closing Date, it shall not, and shall not permit any of its affiliates to at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information furnished to Purchaser by or on behalf of Seller regarding its businesses and operations, other than any such information that:  (a) is in or becomes part of the public domain; (b) is or becomes otherwise available to Purchaser on a non-confidential basis prior to its disclosure by Seller or on Seller’s behalf ; (c) is required to be disclosed by applicable law or by legal process, provided, however, that such information that is so required to be disclosed shall be disclosed by Purchaser only (i) if permitted by applicable law and to the extent reasonably practicable, after Purchaser gives prior written notice to Seller of such disclosure requirement and Seller has a reasonable opportunity to seek a binding protective order or to otherwise seek to obtain assurance that such information will receive confidential treatment and (ii) to the extent necessary to comply with any such law or legal process; or (d) if the Closing occurs, primarily relates to the Business and the Assets.  If any clause or provision of this Section 13.2 shall be deemed by a court of competent jurisdiction to be unenforceable, such clause or provision shall be deemed to be deleted and or modified only to the extent necessary to make it enforceable, and every other clause and provision shall continue in full force and effect.  Purchaser hereby acknowledges and agrees that the restraints imposed upon it pursuant to this Section 13.2 are no greater than is reasonably necessary to preserve and protect the assets and legitimate business interests of Seller and that such restraints will not impose undue hardship on it, and that a violation of this Section 13.2 by it would irreparably injure Seller.  Accordingly, Seller may, in addition to pursuing its other remedies (including damages and reasonable attorneys’ fees) available at law or in equity, obtain an injunction from any court having jurisdiction over the matter asserted against Purchaser for any such violation, and no bond or other security shall be required in connection with such injunction.

ARTICLE XIV

Survival of Representations and Warranties

Section 14.1.          Survival of Representations and Warranties.  All the representations, warranties and covenants and agreements of Seller and Purchaser contained herein (including all Schedules attached hereto) or in any document, letter, statement, certificate or other instrument referred to herein or delivered by any party hereto in connection with the transactions contemplated hereby shall survive the Closing Date; provided, however, that the representations and warranties of Seller and Purchaser contained in Articles V and VI hereof, respectively, shall survive the Closing only up to and including the second anniversary thereof.

ARTICLE XV

Expenses

Section 15.1.          Fees and Expenses.  Except as otherwise provided herein, Purchaser and Seller will each be solely responsible for their respective expenses, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, underwriters and other advisors incurred in connection with the consummation of the transactions contemplated hereby.  No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Purchaser and Seller each hereby indemnify each other against, and each of them agrees to hold the other harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.  Purchaser and Seller shall each pay one half of all costs and fees associated with the valuation of the Inventory pursuant to Section 2.2 hereof.

ARTICLE XVI

Miscellaneous Provisions

Section 16.1.          Amendment and Modification.  The parties hereto may amend, modify and supplement this Agreement only pursuant to a writing executed by each such party.

Section 16.2.          Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand, on the date of such delivery or, if mailed, certified or registered mail, return receipt requested, or facsimile postage prepaid, three (3) calendar days after the date of posting or, if sent via telecopier, upon receipt of reasonably adequate confirmation thereof:

(a)                                  if to Seller, at:

Paper Warehouse, Inc.

7630 Excelsior Boulevard

Minneapolis, Minnesota 55426

Attn:  Yale T. Dolginow, CEO

Telephone:  (952) 936-1000

Facsimile:  (952) 936-9800

with a copy to:

Oppenheimer Wolff & Donnelly LLP

45 South 7th Street

Minneapolis, Minnesota 55402

Attn: Christopher M. Scotti

Telephone:  (612) 607-7396

Facsimile:  (612) 607-7100

(b)                                 if to Purchaser, at:

Party City Corporation

400 Commons Way, Bldg. C

Rockaway, New Jersey 07866

Attn:  James Shea,

          Chief Executive Officer

Telephone:  (973) 983-0888

Facsimile:  (973) 983-8853

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, New York 10019

Attn:  Steven J. Gartner, Esq.

Telephone:  (212) 728-8222

Facsimile:  (212) 728-8111

Section 16.3.          Assignment.  This Agreement and the rights, interests or obligations hereunder shall not be assigned by either party hereto without the express written consent of the other party.  Any attempted assignment in contravention of this Section 16.3 shall be void ab initio.

Section 16.4.          Third Parties’ Rights.  No provision of this Agreement is intended to create any right in persons or entities other than the parties hereto and their permitted successors and assigns.

Section 16.5.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original,  and all of which together shall constitute one and the same instrument.

Section 16.6.          Headings.  The headings of the sections of this Agreement are for convenience only and shall not constitute a part hereof for the purpose of interpretation hereof or otherwise.

Section 16.7.          Entire Agreement.  This Agreement and the Transaction Documents contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and shall supersede all prior and contemporaneous agreements, contracts, arrangements or understandings (written or oral) with respect to such subject matter.

Section 16.8.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that such parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 16.9.          Facsimile Execution.  This document may be executed by facsimile counterparts, each of which is hereby agreed to have the legal binding effect of an original signature.  The parties hereto shall forward original signatures by overnight mail upon such execution.

Section 16.10.        GOVERNING LAW.  IT IS THE INTENTION OF THE PARTIES HERETO THAT THIS AGREEMENT AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).  WHENEVER POSSIBLE EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER, AS TO BE EFFECTIVE AND VALID UNDER NEW JERSEY LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER SUCH APPLICABLE LAW, SAID PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF THE PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING OR OTHERWISE AFFECTING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Asset Purchase Agreement as of the date first written above.

PAPER WAREHOUSE, INC.

By:	/s/ Yale T. Dolginow
	Name:	Yale T. Dolginow
	Title:	President & CEO

PARTY CITY CORPORATION

By:	/s/ Thomas E. Larson
	Name:	Thomas E. Larson
	Title:	CFO